Exhibit 4.1

GUARANTY

This GUARANTY (“Guaranty”) is made as of the          day of            , 2003, by each party set forth in Schedule I attached hereto (each, a “Guarantor”), in favor of WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee for the Holders (the “Trustee”).  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Indenture (as defined below).

W I T N E S S E T H

WHEREAS, Watson Pharmaceuticals, Inc., a Nevada corporation (the “Company”), the financial institutions from time to time party thereto (the “Lenders”) and the agents thereto have entered into that certain Credit Agreement, dated as of May       , 2003 (as the same may be amended, restated, modified or supplemented from time to time, the “Credit Agreement”), pursuant to which the Lenders will make certain loans to the Company for the working capital and other general corporate needs of Company and its Subsidiaries;

WHEREAS, the Lenders have required as a condition, among others, to entering into the Credit Agreement and making the loans thereunder, that the Guarantor guarantee the obligations of the Company under the Credit Agreement;

WHEREAS, certain Subsidiaries of the Company (including some of the Guarantors) gave a guarantee to the Trustee on July 5, 2000 (the “Old Guaranties”) related to the Company entering into that certain Credit Agreement dated as of July 5, 2002 (and amended and restated as of August 28, 2002) by and among the Company, the lenders thereto, SG Cowen Securities Corporation, Societe General, First Union National Bank and Summit Bank (the “Old Credit Agreement”);

WHEREAS, the Old Credit Agreement was terminated on March 7, 2003, and, pursuant to the terms of the Senior Indenture, dated as of May 18, 1998, as supplemented by that certain First Supplemental Indenture dated as of May 18, 1998 (collectively the “Indenture”), by and between the Company and the Trustee, the Old Guaranties terminated on that date as well;

WHEREAS, pursuant to the Credit Agreement, the Guarantor is giving the guarantee to the Lenders and, under the terms of the Indenture, the Guarantor is required to enter into this Guaranty;

WHEREAS, this Guaranty replaces and supercedes any guaranty given by any Guarantor to the Trustee or the Holders related to the Indenture;

NOW THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Guaranty.

(a)                                  The Guarantor unconditionally guarantees for the benefit of the Trustee and the Holders the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all the Obligations (including, without limitation, interest accruing following the filing of a bankruptcy petition by or against the Company, at the applicable rate specified in the Indenture, whether or not such interest is allowed as a claim in bankruptcy).  The term “Obligations” shall mean all loans, advances, debts, liabilities and obligations for monetary amounts from time to time owing by the Company to the Holders in connection with the Indenture and the Securities, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or instrument, arising under or in respect of the Indenture or the Securities.  This term includes all principal, interest, fees, expenses, costs or other sums (including, without limitation, all reasonable fees and disbursements of any law firm or other external counsel) and any make-whole or other prepayment consideration, in each case chargeable to the Company under the Indenture or the Securities.

(b)                                 At any time after the occurrence and during the continuance of an Event of Default, the Guarantor shall pay to the Trustee, for the benefit of the Trustee and the Holders, promptly on demand and in immediately available funds, the full amount of the Obligations.  The Guarantor further agrees to pay and reimburse the Trustee and the Holders for, on demand and in immediately available funds, (i) all reasonable fees, costs and expenses (including, without limitation, all court costs and reasonable fees, costs and expenses of a single counsel to the Trustee and the Holders) paid or incurred by the Trustee or the Holders in: (A) endeavoring to collect all or any part of the Obligations owing to such Person from, or in prosecuting any action against, the Company relating to the Indenture, this Guaranty or the transactions contemplated thereby; (B) taking any action with respect to the Guarantor’s obligations hereunder; and (C) preserving, protecting or defending the enforceability of, or enforcing, this Guaranty or the Trustee’s and the Holders’ rights hereunder (all such costs and expenses are hereinafter referred to as the “Expenses”) and (ii) interest on (A) such Obligations which do not constitute interest, (B) to the extent permitted by applicable law, such Obligations which constitute interest, and (C) the Expenses, from the date of demand under this Guaranty until paid in full in cash at the per annum rate of interest described in the Indenture.  The Guarantor hereby agrees that this Guaranty is an absolute guaranty of payment and is not a guaranty of collection.

2.                                       Obligations Unconditional.  The Guarantor hereby agrees that its obligations under this Guaranty shall be unconditional, irrespective of:

(i)                                     the validity, or enforceability, avoidance or subordination of any of the Obligations or any other instruments (including the Securities) or agreements evidencing the Obligations;

(ii)                                  the absence of any attempt by, or on behalf of, the Trustee or the Holders to collect, or to take any other action to enforce, all or any part of the Obligations whether from or against the Company or any other Person;

(iii)                               the existence of an Event of Default under the Indenture or the election of any remedy available under the Indenture, the Securities or any other instrument or agreement related to the Indenture, or applicable requirements of law by, or on behalf of, the Trustee or the Holders with respect to all or any part of the Obligations;

(iv)                              the waiver, consent, extension, forbearance or granting of any indulgence by, or on behalf of, the Trustee or the Holders with respect to any provision of any of the Indenture, the Securities or the other instruments or agreements related to the Indenture or evidencing the Obligations;

(v)                                 any borrowing or grant of a security interest by the Company, as debtor-in-possession, under Section 364 of Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.) (the “Bankruptcy Code”);

(vi)                              the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims against the Company held by the Trustee or the Holders for repayment of all or any part of the Obligations or any Expenses; or

(vii)                           any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Company or guarantor of the Obligations.

3.                                       Enforcement; Application of Payments.  Upon the occurrence and during the continuance of an Event of Default, the Trustee and the Holders may proceed directly and at once, without notice, against the Guarantor to obtain performance of and to collect and recover the full amount, or any portion, of the Obligations then due and payable to the Trustee and the Holders, without first proceeding against the Company or any other Person, or against any security or collateral for the Obligations.  The Trustee and the Holders shall have the exclusive right to determine the application of payments from the Guarantor, the Company or any other Person, on account of the Obligations or any other liability of the Guarantor to the Trustee or the Holders.

4.                                       Waivers.

(a)                                  The Guarantor hereby waives diligence, presentment, demand of payment, protest or notice with respect to the Obligations, all setoffs and counterclaims and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Guaranty, the benefits of all statutes of limitation applicable to an action to enforce this Guaranty, and all other demands whatsoever (and shall not require that the same be made on the Company as a condition precedent to the Guarantor’s obligations hereunder), and covenants that this Guaranty will not be discharged except by satisfaction of the Obligations or the termination of this Guaranty by its terms.  The Guarantor further waives all notices that the principal amount, or any portion thereof, and/or any interest on any instrument or document evidencing all or any part of the Obligations is due, notices of any and all proceedings to collect from the maker, any endorser or any other guarantor of all or any part of the Obligations, or from any other Person, and, to the extent permitted by law, notices of exchange, sale, surrender or other handling of security or collateral given to the Trustee or the Holders to secure payment of all or any part of the Obligations.

(b)                                 The Trustee and the Holders are hereby authorized, without notice or demand and without affecting the liability of the Guarantor hereunder, from time to time, (i) to renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, all or any part of the Obligations, or to otherwise modify, amend or change the terms of the

Indenture, the Securities and any other instruments or agreements related thereto; (ii) to accept partial payments on all or any part of the Obligations; (iii) to take and hold security or collateral for the payment of all or any part of the Obligations, this Guaranty, or any other guaranties of all or any part of the Obligations or other liabilities of the Company; (iv) to exchange, enforce, waive and release any such security or collateral; (v) to apply such security or collateral and direct the order or manner of sale thereof as in its discretion it may determine; (vi) to settle, release, exchange, enforce, waive, compromise or collect or otherwise liquidate all or any part of the Obligations, this Guaranty, any other guaranty of all or any part of the Obligations, and any security or collateral for the Obligations or for any such guaranty.  Any of the foregoing may be done in any manner, without affecting or impairing the obligations of the Guarantor hereunder.

5.                                       Setoff.  Upon the occurrence and during the continuance of an Event of Default, the Trustee and each Holder may, without notice to the Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Obligations owing to such Persons (i) any indebtedness due or to become due from the Trustee or such Holder to the Guarantor, and (ii) any moneys, credits or other property belonging to the Guarantor, at any time held by or coming into the possession of the Trustee or such Holder or their respective affiliates.

6.                                       Financial Information.  The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Company and any and all other endorsers and/or other guarantors of all or any part of the Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, or any part thereof, that diligent inquiry would reveal, and the Guarantor hereby agrees that the Trustee and the Holders shall have no duty to advise the Guarantor of information known to it regarding such condition or any circumstances.  In the event the Trustee or any Holder, in its sole discretion, undertakes at any time or from time to time to provide any such information to the Guarantor, the Trustee or such Holder shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which the Trustee or such Holder, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to the Guarantor.

7.                                       Reinstatement.  The Guarantor further agrees that, to the extent that the Company or any other guarantor of all or any part of the Obligations makes a payment or payments to the Trustee or the Holders, which payment or payments, or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to the Company, the Guarantor, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, including, without limitation, the Guarantor under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

8.                                       Subrogation.  Until the Obligations have been paid in full, the Guarantor hereby agrees that it shall have no right of subrogation with respect to such Obligations (under contract, Section 509 of the Bankruptcy Code or otherwise) or any other right of indemnity, reimbursement or contribution.

9.                                       Subordination.  The Guarantor agrees that any and all claims of the Guarantor against the Company, any endorser or other guarantor of all or any part of the Obligations, or against any of the Company’s properties, shall be subordinated to all of the Obligations until the Obligations have been paid, performed or otherwise satisfied in full.  Notwithstanding any right of the Guarantor to ask for, demand, sue for, take or receive any payment from the Company, all rights of the Guarantor, whether now or hereafter arising and howsoever existing, in any assets of the Company shall be and hereby are subordinated to the rights of the Trustee and the Holders in those assets until the Obligations are paid, performed or otherwise satisfied in full or this Guaranty terminates by its terms.  The Guarantor shall have no right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations shall have been fully paid, performed or otherwise satisfied or this Guaranty terminates by its terms.  If all or any part of the assets of the Company, or the proceeds thereof, are subject to any distribution, division or application to the creditors of the Company, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of the Company is dissolved or if substantially all of the assets of the Company are sold, then, and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any Indebtedness of the Company to the Guarantor (“Company Indebtedness”) shall be paid or delivered directly to the Trustee, for the benefit of the Trustee and the Holders, for application on the Obligations, due or to become due, until such Obligations shall have first been fully paid and performed or otherwise satisfied.  The Guarantor agrees that until the Obligations have been paid in full in cash, the Guarantor will not assign or transfer to any Person (other than to the Trustee) any claim the Guarantor has or may have against the Company in respect of payments hereunder.

10.                                 Enforcement; Amendments; Waivers.  No delay on the part of the Trustee or the Holders in the exercise of any right or remedy arising under this Guaranty, the Indenture, the Securities or any of the other instrument or agreement related to the Indenture or otherwise with respect to all or any part of the Obligations or any other guaranty of or security for all or any part of the Obligations shall operate as a waiver thereof, and no single or partial exercise by the Trustee or the Holders of any such right or remedy shall preclude any further exercise thereof.  No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Trustee and the Holders, except as expressly set forth in a writing duly signed and delivered by the Trustee.  Failure by the Trustee or the Holders at any time or times hereafter to require strict performance by the Company, any other guarantor of all or any part of the Obligations or any other Person of any of the provisions, warranties, terms and conditions contained in the Indenture, the Securities or any other instruments or agreements related thereto now or at any time or times hereafter executed by such Persons and delivered to the Trustee or any Holder shall not waive, affect or diminish any right of the Trustee or the Holders at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of the Trustee or the Holders, or their respective agents, officers or employees, unless such waiver is contained in an instrument in writing, directed and delivered to the Company or the Guarantor, as applicable, specifying such waiver, and is signed by the Trustee.  No waiver of any Event of Default by the Trustee or the Holders shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by the Trustee or the Holders permitted hereunder shall in any way affect or impair the Trustee’s or the Holders’ rights and remedies or the obligations of the Guarantor under this Guaranty.  Any determination by a court of competent jurisdiction of the amount of any principal and/or interest owing by the Company to the Trustee or any Holder shall be conclusive and binding on the Guarantor irrespective of whether the Guarantor was a party to the suit or action in which such determination was made.

11.                                 Effectiveness; Termination.  This Guaranty shall become effective against the Guarantor upon its execution by the Guarantor and delivery to the Trustee and shall continue in full force and effect and may not be terminated or otherwise revoked until the Obligations shall have been fully paid and discharged.  If, notwithstanding the foregoing, the Guarantor shall have any right under applicable law to terminate or revoke its obligations under this Guaranty, the Guarantor agrees that such termination or revocation shall not be effective until a written notice of such revocation or termination, specifically referring hereto, signed by the Guarantor, is received by the Trustee.  Such notice shall not affect the right and power of the Trustee and the Holders to enforce rights arising prior to receipt thereof by the Trustee.  If the Holders make loans or take other action after the Guarantor terminates or revokes its obligations under this Guaranty but before the Trustee receives such written notice, the rights of the Trustee and the Holders with respect thereto shall be the same as if such termination or revocation had not occurred.

Notwithstanding any other provision of this Guaranty, if (i) the Guarantor is sold in accordance with the terms of the Credit Agreement or (ii) the Guarantor has executed and delivered this Guaranty solely because of the requirement under the Indenture that any guarantor under the Credit Agreement also be a Guarantor under the Indenture, then at such time as the Guarantor is sold or is no longer a guarantor under the Credit Agreement, as the case may be, this Guaranty shall automatically terminate, without any further action from any party, and the Guarantor shall thereupon be released from any obligations thereafter arising hereunder.

Notwithstanding any of the foregoing, if and for so long as the Securities are (without any requirement that any Subsidiary subsequently be the Guarantor of any Securities) assigned a rating of (a) Baa2 (or the equivalent) or higher by Moody’s Investors Service, Inc., or its successors, and (b) BBB (or the equivalent) or higher by Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., or its successors, this Guaranty shall be of no further force or effect and the Guarantor of any such Securities shall be deemed automatically and unconditionally released and discharged from all obligations hereunder.

12.                                 Successors and Assigns.  This Guaranty shall be binding upon the Guarantor and upon the successors and permitted assigns of the Guarantor and shall inure to the benefit of the Trustee and the Holders and their respective successors and permitted assigns; all references herein to the Company and to the Guarantor shall be deemed to include their respective successors and permitted assigns.  The successors and permitted assigns of the Guarantor and the Company shall include, without limitation, their respective receivers, trustees or debtors-in-possession.  All references to the singular shall be deemed to include the plural where the context so requires.

13.                                 Governing Law.  This Guaranty shall be construed and enforced and the rights and duties of the parties shall be governed in all respects in accordance with the law of the State of New York.

14.                                 Certain Consents and Waivers.

(a)                                  Personal Jurisdiction.

(i)                                     EACH OF THE TRUSTEE, THE HOLDERS AND THE GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS GUARANTY, THE INDENTURE, THE SECURITIES OR THE OTHER INSTRUMENTS OR AGREEMENTS RELATED THERETO, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE TRUSTEE, THE HOLDERS AND THE GUARANTOR AGREES THAT A FINAL NON-APPEALABLE JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(ii)                                  THE GUARANTOR AGREES THAT THE TRUSTEE AND THE HOLDERS SHALL HAVE THE RIGHT TO PROCEED AGAINST SUCH PERSON OR ITS PROPERTY IN A COURT IN ANY OTHER JURISDICTION TO ENABLE THE TRUSTEE AND THE HOLDERS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE TRUSTEE AND THE HOLDERS.

(b)                                 Service of Process.  THE GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE GUARANTOR’S NOTICE ADDRESS SPECIFIED PURSUANT TO SECTION 17, SUCH SERVICE TO BECOME EFFECTIVE FIVE (5) DAYS AFTER SUCH MAILING.  THE GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR

PROCEEDING WITH RESPECT TO THIS GUARANTY, THE INDENTURE, THE SECURITIES OR ANY OTHER INSTRUMENTS OR AGREEMENTS RELATED THERETO IN ANY JURISDICTION SET FORTH ABOVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE TRUSTEE OR THE HOLDERS TO BRING PROCEEDINGS AGAINST THE GUARANTOR IN THE COURTS OF ANOTHER JURISDICTION.

(c)                                  Waiver of Jury Trial.  EACH OF THE TRUSTEE, THE HOLDERS AND THE GUARANTOR WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE HOLDER OR THE GUARANTOR ARISING OUT OF OR RELATED TO THIS GUARANTY.  ANY SUCH PERSON MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS GUARANTY WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

15.                                 Waiver of Bond.  The Guarantor waives the posting of any bond otherwise required of the Trustee or the Holders in connection with any judicial process or proceeding to enforce any judgment or other court order entered in favor of the Trustee or the Holders, or to enforce by specific performance, temporary restraining order, or preliminary or permanent injunction or this Guaranty.

16.                                 Advice of Counsel.  The Guarantor represents and warrants to the Trustee and the Holders that it has discussed this Guaranty and, specifically, the provisions of Sections 13 through 15 hereof, with the Guarantor’s lawyers.

17.                                 Notices.  Any notice, demand, request or any other communication required or desired to be served, given or delivered hereunder shall be in writing and shall be served, given and delivered as provided in the Indenture.

18.                                 Severability.  Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

19.                                 Merger.  This Guaranty represents the final agreement of the Guarantor with respect to the matters contained herein and supercedes any and all prior agreements, including but not limited to any prior guaranty, and may not be contradicted by evidence of prior or contemporaneous agreements or subsequent oral agreements between the Guarantor and the Trustee and the Holders.

20.                                 Execution in Counterparts.  This Guaranty may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Guaranty has been duly executed as of the day and year first set forth above.

GUARANTORS:

Watson Laboratories, Inc., a Nevada corporation
Watson Laboratories, Inc., a New York corporation
Watson Laboratories, Inc—Ohio., a New York corporation
Watson Laboratories, Inc., a Delaware corporation
Watson Pharma, Inc., a Delaware corporation
Watson Laboratories Caribe, Inc., a Delaware corporation
The Rugby Group, Inc., a New York corporation
Rugby Laboratories, Inc., a New York corporation
Rugby Laboratories, Inc., a Florida corporation
Watson Laboratories, Inc., a Connecticut corporation
Makoff R&D Laboratories, Inc., a California corporation
R&D Ferrlecit Capital Resources, Inc., a California corporation

By:
Name:
Title:

Acknowledged and agreed to as of the day of , 2003

WACHOVIA BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Schedule I

Subsidiary Guarantors

Subsidiary	Jurisdiction of Organization
Watson Laboratories, Inc.	Nevada
Watson Laboratories, Inc.	New York
Watson Laboratories, Inc—Ohio.	New York
Watson Laboratories, Inc.	Delaware
Watson Pharma, Inc.	Delaware
Watson Laboratories Caribe, Inc.	Delaware
The Rugby Group, Inc.	New York
Rugby Laboratories, Inc.	New York
Royce Laboratories, Inc.	Florida
Watson Laboratories, Inc.	Connecticut
Makoff R&D Laboratories, Inc.	California
R&D Ferrlecit Capital Resources, Inc.	California